UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2022

Elevation Oncology, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-40523	84-1771427
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Ave., 12th Floor New York, New York		10106
(Address of Principal Executive Offices)		(Zip Code)

(716) 371-1125

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ELEV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

CSPC License Agreement

On July 27, 2022, Elevation Oncology (the “Company”) entered into a license agreement (the “License Agreement”) with CSPC Megalith Biopharmaceutical Co., Ltd., a subsidiary of CSPC Pharmaceutical Group Limited (the “Licensor”), with an effective date of July 27, 2022 (the “Effective Date”), pursuant to which the Licensor granted to the Company a worldwide exclusive right and license (outside of the People’s Republic of China, Hong Kong, Taiwan, and Macau (such worldwide territory excluding the foregoing, the “Territory”)) under certain patents identified in the License Agreement (the “Licensed Patents”) and know-how (collectively, the “Licensed IP”) to develop and commercialize products (“Licensed Products”) containing EO-3021 (SYSA1801) (the “Licensed Compound”) in the treatment of cancer (the “Field”).

Subject to certain conditions set forth in the License Agreement, the Company may grant sublicenses (including the right to grant further sublicenses) to its rights under the License Agreement to any of its affiliates or any third party. Either party to the License Agreement may assign its rights under the License Agreement (i) in connection with the sale or transfer of all or substantially all of its assets to a third party, (ii) in the event of a merger or consolidation with a third party or (iii) to an affiliate; in each case contingent upon the assignee assuming in writing all of the obligations of its assignor under the License Agreement.

Under the terms of License Agreement, the Company is required to pay to the Licensor a one-time upfront license fee of $27 million, milestone payments of up to $148 million following the achievement of certain development and regulatory milestones, and additional milestone payments of up to approximately $1.0 billion following the achievement of certain commercial milestones.

During the Term (as defined below), the Company is also required to pay to the Licensor (i) royalties ranging from mid-single digits through low double digits on net sales of each Licensed Product and (ii) a percentage of non-royalty sublicense income received by the Company of up to an aggregate of $50 million.

Under the terms of the License Agreement, the development of the Licensed Compound and the first Licensed Product for the Territory will be governed by a clinical development plan, including anticipated timeline goals in connection with the clinical trials for the first Licensed Product (the “Development Plan”). The Development Plan may be amended by a joint steering committee established by the Company and the Licensor.

The Company will purchase Licensed Products for any clinical or commercial supply from the Licensor under the terms of a supply agreement. Until the Company has completed the first Phase 2 clinical trial for the first Licensed Product in the United States, the Licensor shall supply the Licensed Compound to the Company for clinical purposes as the Company requests, but only to the extent necessary for the Company to conduct such clinical trial, at no cost to the Company.

The License Agreement will expire automatically upon the expiration of the last royalty term of the last Licensed Product (the “Term”), with each royalty term expiring on a country-by-country basis upon the later of: (i) the expiration or abandonment of the last-to-expire Licensed Patent covering a Licensed Product; (ii) 10 years after the date of first commercial sale in the applicable country; and (iii) expiration of regulatory exclusivity for the Licensed Product in the applicable country. Following the expiration of the Term, the License will become non-exclusive and fully-paid.

The License Agreement may be terminated by the Company for any reason upon 180 days prior written notice to the Licensor. The Licensor may terminate the License Agreement if the Company or any sublicensee commences an action challenging the Licensed Patents or following the occurrence of certain change of control transactions. Either party may terminate the License Agreement (i) for an uncured material breach of the License Agreement by the other party or (ii) if, at any time, the other party undergoes certain bankruptcy, insolvency or dissolution proceedings.

The above description of the License Agreement is only a summary of the material terms of the License Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

K2 Loan Agreement

On July 27, 2022, the Company entered into a loan and security agreement (the “Loan Agreement”) with K2 HealthVentures LLC (“K2HV”, together with any other lender from time to time party thereto, the “Lenders”), as administrative agent for the Lenders, and Ankura Trust Company, LLC, as collateral agent for the Lenders. The Loan Agreement provides up to $50.0 million principal in term loans (the “Term Loan”) consisting of a first tranche of $30.0 million funded at closing and a subsequent second tranche of up to $20.0 million upon the Company’s request, subject to review by the Lenders of certain information from the Company and discretionary approval by the Lenders.

The Term Loan will mature on August 1, 2026, with interest only payments for 30 months, and bears a variable interest rate equal to the greater of (i) 7.95% and (ii) the sum of (A) the prime rate last quoted in The Wall Street Journal (or a comparable replacement rate, as determined by the Lenders, if The Wall Street Journal ceases to quote such rate) and (B) 3.20%. Upon the final payment under the Loan Agreement, the Lenders are entitled to an end of term charge equal to 6.45% of the aggregate original principal amount of the term loans made pursuant to the Loan Agreement. The Company may prepay, at its option, all, but not less than all, of the outstanding principal balance and all accrued and unpaid interest with respect to the principal balance being prepaid of the term loans, subject to a prepayment premium to which the Lenders are entitled and certain notice requirements.

The Lenders may elect at any time following the closing and prior to the full repayment of the term loans to convert any portion of the principal amount of the term loans then outstanding, up to an aggregate of $3.25 million in principal amount, into shares of the Company's common stock, $0.0001 par value per share (“Common Stock”), at a conversion price of $2.6493, subject to customary 19.99% Nasdaq beneficial ownership limitations. The Company also granted registration rights to the Lenders with respect to shares received upon such conversion.

Further, the Lenders may elect to invest up to $5.0 million in future equity financings of the Company, provided such investment is limited to no more than 10% of the total amount raised in such equity financing.

The Loan Agreement contains customary representations and warranties, events of default and affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of assets, make changes to the Company’s business, management, ownership or business locations, merge or consolidate, incur additional indebtedness, pay dividends or other distributions or repurchase equity, make investments, and enter into certain transactions with affiliates, in each case subject to certain exceptions. The Loan Agreement also contains covenants requiring that that the Company maintain cash, cash equivalents and marketable securities balance of at least $25 million so long as the Company’s total market capitalization is less than $250 million.

As security for its obligations under the Loan Agreement, the Company granted the Lenders a first priority security interest on substantially all of the Company’s assets (other than intellectual property), subject to certain exceptions.

In connection with entering into the Loan Agreement, the Company also issued to K2HV a warrant to purchase 339,725 shares of Common Stock (the “Warrant”), with an exercise price per warrant of $1.3246. The Warrant expires on July 27, 2032.

The Loan Agreement and the Warrant each provide the Lenders with certain piggyback registration rights with respect to the shares issuable upon conversion under the Loan Agreement or upon exercise of the Warrant.

The above descriptions of the Loan Agreement and the Warrant are only a summary of the material terms of the Loan Agreement and the Warrant, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above that relates to the Loan Agreement is hereby incorporated by reference into Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above that relates to the issuance of the Warrants is hereby incorporated by reference into Item 3.02.

The Warrants described in Item 1.01 above were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”), in that the issuance of the Warrants did not involve a public offering.

Item 7.01. Regulation FD Disclosure.

On July 28, 2022, the Company issued a press release and held a conference call presenting the License Agreement referred to in Item 1.01, and the Company issued a press release announcing the closing of the term loan facility and the execution of the Loan Agreement referred to in Item 1.01.

A copy of each press release and the In-Licensing Presentation are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibits 99.1, 99.2 and 99.3 to this report, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act. The information contained in this Item 7.01 and in the accompanying Exhibits 99.1, 99.2 and 99.3 shall not be incorporated by reference into any other filing under the Exchange Act or under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits

Exhibit Number	Description of Document
99.1	Press release dated July 28, 2022 relating to the License Agreement.
99.2	Press release dated July 28, 2022 relating to the Loan Agreement
99.3	In-Licensing Presentation
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Elevation Oncology, Inc.

Date: July 28, 2022	By:	/s/ Shawn M. Leland
Shawn M. Leland, Pharm.D., RPh
President, Chief Executive Officer and Director